Exhibit 15.1

noco-noco Inc. 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D	+852 3656 6054/ +852 3656 6061
	E	nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/ACG/504747.00002

14 November 2023

Dear Sir or Madam,

noco-noco Inc. (the Company) - Annual Report on Form 20-F

We have acted as legal advisors as to the laws of the Cayman Islands to the Company in connection with the filing by the Company of an annual report on Form 20-F for the year ended 30 June 2023 (the Annual Report) with the United States Securities and Exchange Commission.

We hereby consent to the filing of this letter as an exhibit to the Annual Report.

We confirm that we do not have any objections with the Cayman Islands taxation advice under the heading “10.E. Taxation” sub-heading “Cayman Islands Tax Considerations” and the Cayman Islands law descriptions in Exhibit 2.3 “Description of Securities Registered in Registered under Section 12 of the Securities Exchange Act of 1934” and elsewhere in the Annual Report.

Yours faithfully

/s/ Ogier
Ogier

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan Lin Han Cecilia Li Rachel Huang Richard Bennett James Bergstrom Marcus Leese

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